Exhibit 99.1


Contact:                                                            NEWS RELEASE
David A. Buzen
Chief Financial Officer
Catherine C. Bailey
Director of Communications
212-974-0100


                         CAPITAL RE CORPORATION'S BOARD
                        RECEIVES REVISED OFFER FROM ACE;
                     RECOMMENDATION IN FAVOR OF ORIGINAL ACE
                     TRANSACTION WITHDRAWN AFTER BOARD FINDS
                   XL OFFER "SUPERIOR" TO ORIGINAL ACE OFFER;
                       BOARD CONSIDERING REVISED ACE OFFER
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NEW YORK, NY, October 15, 1999:  Capital Re  Corporation  (NYSE:  KRE) announced that it had received a revised offer from ACE Limited for a merger under which ACE would acquire the common shares of Capital Re stock at $13.00 per share in ordinary shares of ACE and cash. (the "Revised ACE Offer"). ACE is offering 6/10ths (0.6) of an ACE ordinary share plus an amount of cash which, on a per share basis, is intended to deliver $13.00 per share to Capital Re stockholders at closing based on various ACE share prices between $13.87 per share and $2.67 per share, subject to a maximum of $150 million of cash (or approximately $4.68 per Capital Re share). Based upon an assumed average closing price of $16-3/8 (ACE's closing price on October 13, 1999), Capital Re stockholders would receive for each Capital Re share 6/10ths of an ACE ordinary share and $3.175 in cash per share.

The value of the ACE ordinary shares to be delivered to Capital Re stockholders would be based upon the average closing price of the ACE ordinary shares over the five-day trading period ending three business days prior to the closing date of the merger. As in the existing merger agreement, if the average closing price equals or exceeds $36.67, the exchange ratio would be decreased so that Capital Re stockholders would receive ACE shares with a value equal to $22.00. To the extent ordinary shares are received in the merger, it is intended that stockholders of Capital Re would not recognize taxable gain or loss on the exchange. There is no financing contingency to ACE's new offer.


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In addition,  Capital Re's Board of Directors, at a meeting held today, formally determined to withdraw its recommendation that stockholders adopt the Agreement and Plan of Merger dated as of June 10, 1999 with ACE Limited (the "Original ACE Agreement"). On October 6, 1999, Capital Re received an unsolicited acquisition proposal from XL Capital Ltd. and on October 10, 1999, Capital Re's Board determined that the XL proposal, which offers cash merger consideration of $13 per share to Capital Re stockholders, was a "Superior Proposal" under the Original ACE Agreement. In light of that determination, the Board resolved today to withdraw its recommendation in favor of stockholder adoption of the Original ACE Agreement. The Original ACE Agreement did not permit the Capital Re Board to take this action or publicly announce an intention to do so without three business days' prior written notice to ACE, which was given on October 10, 1999. Capital Re's Board of Directors has formed a committee of disinterested directors to consider the Revised ACE Offer. The Revised ACE Offer would require a new proxy solicitation period prior to a required stockholder vote.

Under the terms of the Original ACE Agreement, Capital Re may not terminate the Original ACE Agreement and accept the XL proposal until the sixth business day following notice to ACE of its intention to accept the proposal. That notice was given to ACE on October 10, 1999. The Original ACE Agreement remains in force until terminated. Unless the revised ACE proposal is deemed by the Capital Re Board to be at least as favorable as the XL proposal or another alternative proposal is offered, Capital Re is permitted to terminate the Original ACE Agreement on Tuesday, October 19, 1999 and may then accept the XL proposal. The Capital Re Board intends to make a determination regarding the revised ACE proposal before the close of business on Tuesday, October 19, 1999 and the XL proposal is irrevocable by its terms until that time.

Capital Re is a specialty reinsurance group providing innovative solutions to problems of financial risk and management. Capital Re's two principal divisions, financial guaranty and financial risk, are engaged in the business of municipal and non-municipal financial guaranty reinsurance, mortgage guaranty reinsurance, title reinsurance, trade credit reinsurance and financial solutions.

The statements contained in this release and statements that the Company may make orally in connection with this release that are not historical facts are forward-looking statements. Actual results may differ materially from those projected in the forward-looking statements. These forward-looking statements involve risks and uncertainties and investors are directed to the risks discussed in documents filed by the Company with the Securities and Exchange Commission.

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